Exhibit 99.1

[Letterhead of Global Law Office]

October 1, 2007

To:

Longtop Financial Technologies Limited

15/F, Block A, Chuangxin Building,

Software Park, Xiamen 361005,

People’s Republic of China

Latham & Watkins LLP

One Exchange Square,

8 Connaught Place,

Central, Hong Kong

Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Deutsche Bank Securities

48/F Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Re: Longtop Financial Technologies Limited

Ladies and Gentlemen,

We are lawyers qualified in the PRC (defined below, infra) and are qualified to issue an opinion on the laws and regulations of the PRC.

We are acting as PRC counsel for Longtop Financial Technologies Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in relation to the Company’s proposed listing of its American depositary shares, each representing certain number of ordinary shares (the “ADSs”) on the New York Stock Exchange (the Company’s initial public offering or “IPO”). In connection with the IPO, a registration statement on Form F-1 (the “Registration Statement”), which includes the prospectus (the “Prospectus”), will be filed with the U.S. Securities and Exchange Commission. We have been requested to give this opinion on, inter alia, the legal matters and business operations in the PRC, to the extent relating to the PRC law, of the Company, and Xiamen Longtop System Co., Ltd.(“Longtop System”), Xiamen Longtop Technology Co., Ltd. (“Longtop Technology”), Xiamen Longtop Information Technology Co., Ltd. (“Longtop Information”), Shanghai Longtop Information Technology Co., Ltd. (“Shanghai Longtop”), Beijing Longtop Technology Co., Ltd. (“Beijing Longtop”) and Advanced Business Services (“ABS”) (collectively, the “PRC Companies”, and each, the “PRC Company”).

I.	In addition to those terms defined elsewhere in this opinion, the following terms shall have the meanings set forth below:

“Applicable Laws” means the relevant published laws, rules and regulations of the PRC which are in effect on the date indicated above;

“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

“Government Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, disclosures, registrations, exemptions, permissions, endorsements, annual inspections, clearances, qualifications, permits and licenses required by any Governmental Agency pursuant to any Applicable Laws;

“PRC” means the mainland part of the People’s Republic of China;

“Underwriting Agreement” means the Underwriting Agreement, to be entered into by and among Goldman Sachs (Asia) L.L.C. and Deutsche Bank Securities as representatives of the underwriters, the Company and certain Selling Shareholders named therein. Unless otherwise defined in this opinion, capitalized terms used herein shall have the same meanings as defined in the Underwriting Agreement;

In so acting, we have examined the originals or copies of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion (altogether, the “Documents”). In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic originals documents submitted to us as copies. We have also assumed the Documents as they were presented to us up to the date of this legal opinion and that none of the Documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the Documents.

II.	Based on the foregoing and our review of the relevant documents, we are of the opinion that:

1.	Longtop System has been duly established and is validly existing under the Applicable Laws. It is a company with limited liability with the status of a wholly foreign-owned enterprise that is registered under the Applicable Laws. All of the registered capital of Longtop System has been duly authorized, validly issued, fully paid for, non-assessable and is beneficially owned by the Company and such equity interests are free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right. Longtop System has been duly qualified as a foreign investment enterprise under the Applicable Laws.

Longtop Technology has been duly established and is validly existing under the Applicable Laws. It is a company with limited liability with the status of a legal person that is registered under the Applicable Laws. All of the registered capital of Longtop Technology has been duly authorized, validly issued and fully paid for, non-assessable and is beneficially owned by the Company and such equity interests are free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right.

Longtop Information has been duly established and is validly existing under the Applicable Laws. It is a company with limited liability with the status of a legal person that is registered under the Applicable Laws. All of the registered capital of Longtop Information has been duly authorized, validly issued, fully paid for, non-assessable and is beneficially owned by the Company and such equity interests are free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right.

Beijing Longtop has been duly established and is validly existing under the Applicable Laws. It is a company with limited liability with the status of a legal person that is registered under the Applicable Laws. All of the registered capital of Beijing Longtop has been duly authorized, validly issued, fully paid for, non-assessable and is beneficially owned by the Company and such equity interests are free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right.

Shanghai Longtop has been duly established and is validly existing under the Applicable Laws. It is a company with limited liability with the status of a legal person that is registered under the Applicable Laws. All of the registered capital of Shanghai Longtop has been duly authorized, validly issued, fully paid for, non-assessable and is beneficially owned by the Company and such equity interests are free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right.

ABS has been duly established and is validly existing under the Applicable Laws. It is a company with limited liability with the status of a legal person that is registered under the Applicable Laws. All of the registered capital of ABS has been duly authorized, validly issued, fully paid for, non-assessable and is beneficially owned by the Company and such equity interests are free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right.

2.	The business license and other constitutional documents of each of the PRC Companies comply with the requirements of the Applicable Laws and are in full force and effect.

3.	Each of the PRC Companies has full power and authority (corporate and other) and all Governmental Authorizations of or with any Governmental Agency having jurisdiction over it or any of its properties and assets required for the ownership or lease of property by it and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Prospectus.

4.	Each of the PRC Companies has obtained all Governmental Authorizations required under PRC Law for the ownership interest by its applicable shareholder or shareholders as described in the Prospectus; and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Companies.

5.	Except as described in the Prospectus, each of the PRC Companies has legal and valid title to all of its respective properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions; each lease agreement to which any of the PRC Companies is a party is duly executed and legally binding; the leasehold interests of each of the PRC Companies are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their terms under Applicable Laws; and none of the Company and the PRC Companies owns, operates, manages or has any other right or interest in any other material real property of any kind, except as described in the Prospectus.

6.	Except as described in the Prospectus, all Governmental Authorizations required under PRC Law in connection with the establishment of the overseas affiliated companies of Longtop Systems, including without limitation the Company, State Prime Technology Limited, Grand Legend Holdings Limited, Longtop International Inc, Minecode LLC and Longtop International Incorporated, have been obtained, none of such Governmental Authorizations has been withdrawn or revoked nor are there circumstances which may give rise to such Governmental Authorizations being withdrawn or revoked, and no such Governmental Authorizations are subject to any condition precedent which has not been fulfilled or performed.

7.	Each of the PRC Companies has all necessary Governmental Authorizations of, from, and with all Governmental Agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Prospectus and such Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Prospectus; none of the PRC Companies has any reason to believe that any Governmental Agency is considering modifying, suspending or revoking any such Governmental Authorizations and the business operations of each of the PRC Companies as described in the prospectus are in compliance with all applicable PRC Laws in all material respects.

8.	All dividends and other distributions declared and payable upon the equity interests in each of Longtop System and ABS may under Applicable Laws be paid to its applicable foreign shareholder in Renminbi that may be converted into U.S. dollars and freely transferred out of the PRC; all dividends and other distributions declared and payable upon the equity interests in each of Longtop Technology, Longtop Information, Beijing Longtop and Shanghai Longtop may under Applicable Laws be paid to its applicable shareholder or shareholders in Renminbi; the dividends and other distributions of each of the PRC Companies are not and, except as disclosed in the Prospectus, will not be subject to withholding or other taxes under PRC Law and, except as disclosed in the Prospectus, are otherwise free and clear of any other tax, withholding or deduction in the PRC, and without the necessity of obtaining any Governmental Authorization in the PRC.

9.	Neither the Company, nor any of the PRC Companies, nor any of their respective affiliated companies is (A) in breach of or in default under any PRC Law, (B) in breach of or in default under any Governmental Authorization granted by any Governmental Agency in the PRC, (C) in violation of their respective constitutional documents, business licenses or permits or (D) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties and assets may be bound;

10.	The statements in the Prospectus under “Summary”, “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulation”, “Management”, “Related Party Transactions”, “Taxation” and “Enforcement of Civil Liabilities” to the extent such statements relate to matters of Applicable Laws or to the provisions of documents therein described, are true and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect;

11.	Except as described in the Prospectus, each of the PRC Companies is the exclusive owner of all right, title and interest in and to its Intellectual Property, and each of the PRC Companies has a valid right to use the Intellectual Property as currently used or as currently contemplated to be used by such PRC Companies, in each case, as described in the Prospectus;.

12.	Except as described in the Prospectus, neither the Company nor any of its subsidiaries is infringing, misappropriating or violating any intellectual property right of any third party in the PRC; and no Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property.

13.	No security interests or other liens have been created with respect to any of the Intellectual Property.

14.	No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriters to any Governmental Agency in connection with (a) the sale and delivery by the Company and the Selling Shareholder of the ADSs to or for the respective accounts of the Underwriters or (b) the sale and delivery outside the PRC by the Underwriters of the ADSs to the initial purchasers thereof in the manner contemplated in the Underwriting Agreement.

15.	The irrevocable submission of each of the Company and the Selling Shareholder to the jurisdiction of any court of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York (the “New York Court”), the waiver by each of the Company and the Selling Shareholder of any objection to the venue of a proceeding in a New York Court, the waiver and agreement not to plead an inconvenient forum, the waiver of sovereign immunity and the agreement of each of the Company and the Selling Shareholder that the Underwriting Agreement shall be construed in accordance with and governed by the laws of the State of New York are legal, valid and binding under PRC Law and will be respected by PRC courts; service of process effected in the manner set forth in the Underwriting Agreement will be effective, insofar as PRC Law is concerned, to confer valid personal jurisdiction over each of the Company and the Selling Shareholder; and any judgment obtained in a New York Court arising out of or in relation to the obligations of each of the Company and the Selling Shareholder under the Underwriting Agreement will be recognized in PRC courts subject to the conditions described under the caption “Enforceability of Civil Liabilities” in the Prospectus.

16.	The indemnity and contribution provisions set forth in the Underwriting Agreement do not contravene Applicable Laws.

17.	To the best of our knowledge after due inquiry and based on the records maintained by the provincial courts and courts in major cities in the PRC where any of the PRC Companies has operations and other than as set forth in the Prospectus, there are no legal, arbitration or governmental proceedings in progress or pending to which the Company, or any of the PRC Companies is a party or of which any property of any of the PRC Companies is the subject; and, to the best of our knowledge after due inquiry, no such proceedings are threatened or contemplated by any Governmental Agency or threatened by others; to the best of our knowledge after due inquiry, none of the directors and executive officers of the Company and the PRC Companies are currently subject to any litigation proceedings, bankruptcy proceedings or any investigation, hearing or proceeding brought or instituted by any Governmental Agency in the PRC and nor are there any such proceedings pending or threatening to happen.

18.	The issue and sale of the ADSs being delivered at such Time of Delivery, the listing and trading of the ADSs on the NYSE, the consummation of the transactions contemplated by the Underwriting Agreement and the compliance by the Company with all of the provisions of the Underwriting Agreement, the compliance by the Selling Shareholder with all of the provisions of the Underwriting Agreement, the Custody Agreement and the Power of Attorney, and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to us to which the Company or any of the PRC Companies is a party or by which the Company or any of the PRC Companies is bound or to which any of the property or assets of the Company or any of the PRC Companies is subject, nor will such action result in any violation of the provisions of the articles of association, business license or any other constitutional documents of any of the PRC Companies or any PRC Law, including without limitation the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”) issued on August 8, 2006 by six PRC regulatory agencies and the notice published by CSRC on its official website on September 21, 2006, which specifies the documents and materials that are required to be submitted for obtaining CSRC approval, (together with the M&A Rule, collectively, the “Rules”), having jurisdiction over any of the PRC Companies or any of their respective properties and assets.

19.	No Governmental Authorization of, from or with any Governmental Agency in the PRC is required for the issue and sale of the ADSs and the listing and trading of the ADSs on the NYSE. The Rules provide that offshore special purpose vehicles formed for listing purposes and controlled directly or indirectly by PRC companies or individuals (“SPVs”) shall obtain the approval of the CSRC and the Ministry of Commerce (“MOFCOM”) prior to the listing and trading of their securities on an overseas stock exchange. While the CSRC and MOFCOM generally have jurisdiction over overseas listings of SPVs like the Company, neither CSRC nor MOFCOM will require any of the Company and PRC Companies to obtain their approval for the issue and sale of the ADSs and the listing and trading of the ADSs on the NYSE given the fact that the Company’s current corporate structure resulted primarily from the acquisitions of equity interests in Longtop System was legally completed and the Company and Longtop System have obtained all necessary Governmental Authorizations from the Governmental Agencies, including the MOFCOM and the State Administration of Foreign Exchange (the “SAFE”), prior to the effectiveness of the Rules. As the Company has already obtained all requisite Governmental Authorizations from all Governmental Agencies for the acquisition of equity interests in Longtop System and completed such acquisition prior to the effectiveness of the Rules, neither the Company nor any of the PRC Companies is required to obtain the approval of the CSRC pursuant to the Rules in connection with the listing and trading of the Company’s securities on the NYSE, even if the listing and trading of the Company’s securities on the NYSE commences after September 8, 2006.

20.	No Governmental Authorization of or with any Governmental Agency in the PRC is required for the consummation of the transactions contemplated by the Underwriting Agreement, the Custody Agreement and the Power of Attorney.

21.	The application of the net proceeds to be received by the Company from the issue and sale of the ADSs as contemplated by the Prospectus will not contravene any provision of Applicable Laws, or the articles of association, the business license or other constitutional documents of any of the PRC Companies or contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any of the PRC Companies, or any judgment, order or decree of any Governmental Agency in the PRC.

22.	The descriptions set forth in the Prospectus under the captions “Summary—Our Corporate History and Structure” are accurate, complete and fair.

23.	The acquisitions of certain PRC Companies as described in the Registration Statement, the Prospectus (the “Acquisitions”) do not contravene or conflict with (i) the respective constitutional and other organizational documents of any of such PRC Companies, (ii) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which any of such PRC Companies is a party or by which they or any of their properties and assets may be bound or affected, or (iii) any Applicable Laws or any other applicable laws, rules or regulations of any governmental agency having jurisdiction over the Company or such PRC Companies or any of their properties and assets (including, without limitation, MOFCOM, SAFE, the State-owned Assets Supervision and Administration Commission of the PRC State Council and the SAIC).

24.	All Governmental Authorizations, including without limitation the Governmental Authorizations required under PRC Law in connection with the Acquisition, have been made or unconditionally obtained in writing and are in full force and effect, and no such Governmental Authorization has been withdrawn or revoked nor are there any circumstances which may give rise to any of such Governmental Authorizations being withdrawn or revoked or is subject to any condition precedent which has not been fulfilled or performed; and

25.	The entry into, delivery, and performance or enforcement of the Underwriting Agreement, the Custody Agreement or the Power of Attorney in accordance with their respective terms will not subject any of the Underwriters to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any PRC Law by reason of entry into, delivery, performance or enforcement of the Underwriting Agreement, the Custody Agreement or the Power of Attorney.

We have acted as PRC counsel to the Company in connection with the preparation of the Registration Statement, the most recent Preliminary Prospectus and the Prospectus. Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the most recent Preliminary Prospectus or the Prospectus except to the extent set forth in this Opinion given in paragraphs 1 through 25 above, based on the foregoing, nothing has come to our attention that causes us to believe that:

(a)	the Registration Statement, as of the Effective Date or the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading;

(b)	the Prospectus, as of its date and as of such Delivery Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or

(c)	the most recent Preliminary Prospectus, together with the information included on Schedule III to the Underwriting Agreement and the Issuer Free Writing Prospectuses set forth on a schedule to such opinion acceptable to counsel to the Underwriters, as of the Applicable Time or the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

In giving such opinion, we may state that (A) with respect to all matters of United States federal and New York State law we have relied upon the opinions of United States counsel for the Company and (B) with respect to all matters of Cayman Islands and BVI law we have relied upon the opinions of Cayman Islands and BVI counsel for the Company.

We hereby consent to (i) the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and (ii) the references to our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Global Law Office

Global Law Office

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